Exhibit 99.1

Contacts:	Media — Jerry Ostergaard, Director of Public Relations, 630/522-5261
Investors — Andrew Albrecht, Vice President of Investor Relations, 404/475-4102
Company Contact — Thomas Lord, EVP of Corp. Develop. and CFO, 404/475-4100

ALLEGIANCE TELECOM ANNOUNCES  POSTPONEMENT
OF 2003 ANNUAL STOCKHOLDERS’ MEETING

DALLAS, July 25, 2003 — Allegiance Telecom, Inc. (OTC: ALGXQ.OB), a facilities-based national local exchange carrier (NLEC), announced postponement of the Company’s annual stockholders’ meeting, originally scheduled for July 29, 2003.  A new date for the stockholders’ meeting will be determined and announced in the future.

Allegiance Telecom is currently pursuing financial restructuring plans under Chapter 11 of the U.S. Bankruptcy Code, as previously announced on May 14, 2003.  The Company continues to conduct business as usual — offering high-quality, reliable telecommunications services to its customers in major markets across the United States.

The bankruptcy filings were made in the U.S. Bankruptcy Court in the Southern District of New York.  The Company’s bankruptcy case number is 03-13057(RDD) and its Bankruptcy Court filings are available via the court’s website, at www.nysb.uscourts.gov.  Please note that a PACER password is required to access documents on the Bankruptcy Court’s website.

Additional information regarding the Company’s reorganization is available at www.algx.com/restructuring.

Corporate Background

Allegiance Telecom is a facilities-based national integrated communications provider headquartered in Dallas, Texas. As the leader in competitive local service for medium

(more)

ALLEGIANCE POSTPONES ANNUAL MEETING — page 2

and small businesses, Allegiance offers “One source for business telecomTM” - a complete package of telecommunications services, including local, long distance, international calling, high-speed data transmission and Internet services and a full suite of customer premise communications equipment and service offerings. Allegiance serves major metropolitan areas in the U.S. with its single source provider approach.

# # #

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward- looking statements be subject to the safe harbors created thereby. The words “believes,” “expects,” “estimates,” “anticipates,” “plans,” “will be” and “forecasts” and similar words or expressions identify forward-looking statements made by or on behalf of the Company. These forward-looking statements were derived using numerous assumptions and are subject to many uncertainties and factors that may cause the actual results of the Company to be materially different from those stated in such forward-looking statements. Examples of such uncertainties and factors include, but are not limited to, the impact of the bankruptcy filing on the Company’s business, the Company’s ability to timely and effectively provision new customers; the Company’s ability to retain existing customers; the Company’s ability to obtain additional financing should it be necessary to do so; the Company’s ability to develop and maintain efficient billing, customer service and information systems; and technological, regulatory or other developments in the industry and general economy that might adversely affect the Company.  Additional factors are set forth in the Company’s SEC reports, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.  The Company does not undertake any obligation to update or revise any forward-looking statement made by it or on its behalf, whether as a result of new information, future events or otherwise.